UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 21, 2022

Next Bridge Hydrocarbons, Inc.
(Exact name of registrant as specified in its charter)

Nevada
(State or other jurisdiction
of incorporation)

333-266143	87-2538731
(Commission File Number)	(IRS Employer Identification No.)

6300 Ridglea Place, Suite 950 Fort Worth, Texas	76116
(Address of principal executive offices)	(Zip Code)

(817) 438-1937
Registrant’s telephone number, including area code

Not applicable
(Former name or former address, if changed since last report)

Securities registered pursuant to Section 12(b) of the Act: None

Check the appropriate box below if the form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01.	Entry into a Material Definitive Agreement.

On December 21, 2022, Next Bridge Hydrocarbons, Inc. (the “Company”), entered into that certain Agreement and Plan of Merger (the “Merger Agreement”) with Hudspeth Operating, LLC, a Texas limited liability company and wholly owned subsidiary of a wholly owned subsidiary of the Company (“Hudspeth”), Wolfbone Investments, LLC, a Texas limited liability company (“Wolfbone”), McCabe Petroleum Corporation, a Texas corporation (“MPC”) and Gregory McCabe, the sole owner of Wolfbone and MPC (“McCabe”), pursuant to which in a series of transactions the Orogrande Properties (as defined in the Merger Agreement) owned by Wolfbone will be transferred, conveyed and assigned to Hudspeth (or its designated assignee) in consideration of (1) treating the Orogrande Obligations (as defined in the Merger Agreement) as having been irrevocably satisfied and discharged in full with respect to MPC and (2) an issuance of 56,297,638 shares of common stock, par value $0.0001 per share, of the Company to McCabe (such series of transactions collectively, the “Merger”). The Merger shall be completed in accordance with the Texas Business Organizations Code, whereby (a) the Company will form NBH MergeCo, LLC with the State of Texas (“MergeCo”) in order to cause Hudspeth to assign all of its rights under the Merger Agreement to MergeCo and MergeCo will assume Hudspeth’s obligations under the Merger Agreement, (b) Hudspeth (or MergeCo, as its assignee), Wolfbone and MPC shall merge with each of Wolfbone and MPC as surviving entities, and (c) Wolfbone shall become a direct and wholly-owned subsidiary of the Company. The closing of the transactions contemplated by the Merger Agreement are subject to the satisfaction of certain customary closing conditions, including filing and acceptance of the certificate of merger by the Secretary of State of the State of Texas.

The Merger Agreement is filed as Exhibit 10.1 to this Current Report on Form 8-K. The foregoing summary description of the terms of the Merger Agreement is qualified in its entirety by reference to the full text of such exhibit.

In connection with the Merger, on December 21, 2022, the Company entered into a 5% Unsecured Promissory Note in favor of McCabe evidencing a loan commitment to the Company for a principle amount of up to $20,000,000 (the “Note”). The Company is entitled to request advances under the Note in a minimum principal amount of $100,000. The Note bears interest at a rate equal to five percent (5%) per annum and the unpaid principal, together with any then unpaid and accrued interest shall be due and payable on the earlier of (i) June 21, 2023 or (ii) the date on which such amounts are declared due and payable by the McCabe or made automatically due and payable, in each case upon or after the occurrence of an Event of Default (as defined in the Note).

McCabe is the largest shareholder of the Company’s common stock. As such, the Merger and Note constitute related party transactions which has been duly approved by the Company’s Board of Directors and Audit Committee.

The Note is filed as Exhibit 10.2 to this Current Report on Form 8-K. The foregoing summary description of the terms of the Note is qualified in its entirety by reference to the full text of each exhibit.

Item 2.03.	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The disclosures set forth in Item 1.01 are incorporated into this Item 2.03 by reference.

Item 3.02	Unregistered Sales of Equity Securities.

The disclosures set forth in Item 1.01 are incorporated into this Item 3.02 by reference.

The Company shall issue the shares of restricted common stock to McCabe under the Merger Agreement without registration under the Securities Act of 1933, as amended (the “Securities Act”) by reason of an exemption from registration afforded by the provisions of Section 4(a)(5) and/or Section 4(a)(2) thereof, and Rule 506(b) promulgated thereunder, as a transaction by an issuer not involving any public offering and based on McCabe’s representations and warranties included in the Merger Agreement that (a) McCabe is an “accredited investor” as defined under the Securities Act, and (b) the shares of common stock are being acquired for investment for his account, and not with a view to resale or distribute any part thereof, unless otherwise allowed for under the Securities Act or any applicable exemption from registration. As a result of the Company being a reporting company with the Securities and Exchange Commission, the Company believes that McCabe had access to the type of information normally provided in a prospectus for a registered securities offering. No underwriting discounts or commissions were paid in connection with the issuance.

Following consummation of the Merger, the Company expects to have 221,770,359 shares of its common stock issued and outstanding.

Item 9.01	Financial Statements and Exhibits.

(d)       Exhibits.

Exhibit
Number	Description

10.1	Agreement and Plan of Merger, by and among Next Bridge Hydrocarbons, Inc. Hudspeth Operating, LLC, Wolfbone Investments, LLC, and McCabe Petroleum Corporation, dated December 21, 2022

10.2	5% Unsecured Promissory Note between Next Bridge Hydrocarbons, Inc. and Greg McCabe, dated December 21, 2022.

99.1	Press release dated December 27, 2022

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NEXT BRIDGE HYDROCARBONS, INC.

Date: December 27, 2022	By:	/s/ Clifton DuBose, Jr.
		Name:	Clifton DuBose, Jr.
		Title:	Chairman and Chief Executive Officer